Press Release                                  Source: SurfNet Media Group Inc.

SurfNet Media Group Inc. Announces Record Results for Third Quarter Fiscal Year
2003
Wednesday January 21, 8:30 am ET

PHOENIX, Ariz.--(BUSINESS WIRE)--Jan. 21, 2004--SurfNet Media Group Inc.
(OTCBB:SFNM - News) today announced results for the third quarter ended Nov. 30,
2003, fiscal year 2003. In the third quarter, SurfNet sales grew to $366,892, an increase of 85% over the previous quarter and 385% over the comparable 2002 period. These increases result from the strategy the new management team began to implement in August 2003. In the future, the company expects continued
improvement of operating results as the strategy is further implemented.
Payments received in advance of services are deferred until earned. Of the approximately $367,000 in sales for the third quarter, the recognition of approximately $223,000 was deferred to the fourth quarter.

Revenues for the third quarter grew to approximately $246,000, an increase of
24% over the previous quarter and 224% over the comparable 2002 period. SurfNet attributes this revenue increase to the business expansion plan it adopted in
August 2003, resulting in sales growth in its Internet radio network and increased margins through the successful implementation of price increases and strategic compensation alignment. SurfNet expects that top line revenues will increase more significantly on a quarter to quarter basis as the full impact of its management initiatives is fully realized.

SurfNet currently has two divisions, Internet Radio Broadcasting and Digital
Media Distribution. As of Nov. 30, 2003, the Internet Radio Broadcasting --
which relies on the company's Metaphor(TM) technology to broadcast and distribute live talk shows -- broadcasted 73 hours weekly of live, popular talk radio programming hosted by a variety of experts. The Digital Media Distribution division, which the company created to exploit the value of its recently patented Metaphor technology, is in the development stage. In the future,
SurfNet plans to manage the two divisions as separate business units. Currently, all sales revenue derives from the Internet Radio division.

To fund its business expansion plan, SurfNet has obtained $1,790,000 in funding commitments since June 2003. As of Nov. 30, 2003, a total of approximately
$600,000 had been received in accordance with scheduled milestones. Since Nov.
30, 2003, that number has increased to approximately $760,000.

Net loss for the third quarter was approximately $473,000 ($.10 per diluted share), compared to a net loss after extraordinary items of approximately
$1,365,000 ($.56 per diluted share) for the nine months ended November 2003.
However, because the Digital Media Distribution division is in its development stage and does not support variable expenses or generate a margin, all costs associated with this division, including personnel and other development costs associated with the functional enhancement of the Metaphor technology and proprietary backend systems, are included as an Internet Radio division expense.
If Digital Media Distribution division costs are excluded, in the third quarter the Internet Radio division generated a positive operating margin covering variable operating expenses. In the fourth quarter, with incremental sales increases, SurfNet expects to increase its operating margin to cover fixed selling expenses.

SurfNet believes the results of the company's Metaphor technology investment will accrue to the company's benefit during subsequent quarters. In the fourth quarter, SurfNet expects to begin rolling out the first of its products and services based upon the Metaphor technology. The company believes that in fiscal
2004 this roll-out will boost SurfNet top-line and bottom-line performance.

The company believes the Metaphor technology has the potential of beginning a new chapter in the history of the Internet, providing enhanced flexibility and functionality for Internet users. The Metaphor patent provides the company with a unique opportunity to greatly enhance enterprise value. Pursuing a strategy that includes new product introductions, strategic alliances and technology licensing initiatives predicated upon the underlying worth of the Metaphor

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patent, the company's plan is to achieve impressive revenue and earnings growth, increase market capitalization and significantly enhance stockholder value.

About SurfNet Media Group

SurfNet Media Group Inc. (www.surfnetmedia.com) is a digital media communications technology company. Its patented Metaphor technology is a new, dynamic desktop communication and notification tool, allowing instant modification from a single control point and providing the ability to communicate interactively without relying on e-mails or click-through rates.
Metaphor-enabled toolbars, media players, mini-Web pages and windowlike containers are easily replicable to Web sites and desktops. Metaphor technology enables clients to create complex, Web-enabled, desktop communication and notification tools linking back to a dynamic, auto-refreshing, centralized database portal. Metaphor technology significantly reduces programming, development and implementation time related to the delivery of online tools, reducing the delivery time from months to days.

In addition, the company's Internet Radio division utilizes the Metaphor technology to broadcast a variety of programs, including popular talk shows hosted by experts, which it broadcasts on the Internet and guaranteed playtime for independent artists. Visitors to VoiceAmerica(SM) Radio
(www.voiceamerica.com), BusinessAmerica(SM) Radio (www.businessamericaradio.com)
and BoomBox Radio(R)(www.boomboxradio.com) can easily copy/paste the radio stations to their own Web sites or click to add them to their desktops.

Forward-Looking Statements

This release contains "forward-looking statements" within the meaning of Section
27A of the Securities Act of 1933 and Section 21E of the Securities Act of 1934.
Words like "intends," "expects," "anticipates," "estimates" and similar expressions are intended to identify forward-looking statements. Such statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected. Although SurfNet Media believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove correct. A number of important factors could cause actual results to differ materially from those expressed in any forward-looking statement. These factors include the inability of SurfNet Media to obtain financing for technology development, business expansion or acquisitions; the reliability and availability of new technology in the related industries; financial, operational and other business problems associated with rapid business expansion or the acquisition of a number of businesses in a short period of time; and general and industry-specific economic conditions. SurfNet Media has no obligation to update or revise these forward-looking statements to reflect the occurrence of future events or circumstances.